Exhibit 3.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-12036, 333-12050, 333-13052, 333-13112, 333-14144, 333-110953, 333-117922, 333-178350, 333-207754, 333-207750, 333-207748 and 333-211680 on Form S-8, Nos. 333-203567 and 333-208507 on Form F-3 of our reports dated December 1, 2015 relating to the consolidated financial statements of Royal Bank of Canada for the two-year periods ended October 31, 2015 appearing in this Annual Report on Form 40-F of Royal Bank of Canada for the year ended October 31, 2016.

Yours very truly,

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

November 30, 2016